Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus will not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of the offered certificates in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


                   SUBJECT TO COMPLETION, DATED JUNE 16, 2006
                                  $885,749,000

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.
                                    DEPOSITOR

                           RAMP SERIES 2006-RS4 TRUST
                                 ISSUING ENTITY

                         RESIDENTIAL FUNDING CORPORATION
                           MASTER SERVICER AND SPONSOR

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2006-RS4

                   Preliminary Supplement dated June 16, 2006
                                       to
              Preliminary Prospectus Supplement dated June 14, 2006
                                       to
                         Prospectus dated April 7, 2006
                   ___________________________________________

       The preliminary prospectus supplement is hereby revised as follows:

        (a) The lead-in and the first three bullet points under the caption "PASS-THROUGH RATES:" under the heading "Summary" that appear on page S-8 of the preliminary prospectus supplement are hereby deleted and replaced in their entirety with the following:

        The pass-through rates on each class of Class A Certificates and Class M Certificates will be the lesser of:

o    a per annum rate equal to one-month LIBOR plus the related margin; and

o a per annum rate equal to the weighted average of the net mortgage rates of the mortgage loans, adjusted to an actual over 360-day rate, and with respect to any distribution date on or after the distribution date in July 2016 and to and including the distribution date in June 2026, as adjusted to account for any amount deposited into the final maturity reserve fund on that distribution date. See "Description of Certificates--Final Maturity Reserve Fund" in the prospectus supplement.

        (b) The risk  factor  entitled  "THE  PASS-THROUGH  RATES ON THE CLASS A
CERTIFICATES AND THE CLASS M CERTIFICATES ARE SUBJECT TO A CAP" under the heading "Risk Factors" that appears on page S-25 of the preliminary prospectus supplement is hereby deleted and replaced in its entirety with the following:

THE  PASS-THROUGH  RATES ON THE  CLASS
A CERTIFICATES  AND THE CLASS M
CERTIFICATES ARE SUBJECT TO A CAP.

                        The pass-through rates on the Class A Certificates and Class M Certificates for each distribution date are subject to a cap equal to the weighted average of the net mortgage rates on the mortgage loans adjusted to an actual over 360-day rate and, with respect to any distribution date on or after the distribution date in July 2016 and to and including the distribution date in June 2026, reduced by any amount deposited into the final maturity reserve fund on that distribution date. Therefore, the prepayment of the related mortgage loans with higher mortgage rates may result in lower pass-through rates on the Class A Certificates and Class M Certificates.

                        Investors in the Class A Certificates and Class M Certificates should be aware that the mortgage rates on the adjustable-rate mortgage loans are generally adjustable monthly, semi-annually or annually based on the related index as described in this prospectus supplement, and sometimes after a fixed interest rate period. Consequently, the interest that would accrue at the weighted average net mortgage rate on the adjustable-rate mortgage loans during the related due period will be sensitive to fluctuations in the levels of the related indices on the adjustable-rate mortgage loans, and may be less than interest that would accrue on the Class A Certificates and Class M Certificates at the per annum rate of One-Month LIBOR plus the related margin. In a rising interest rate environment, the Class A Certificates and Class M Certificates may receive interest at the weighted average net mortgage rate of the mortgage loans (after taking into account any amounts required to be deposited in the final maturity reserve fund), adjusted to an actual over 360-day rate for a protracted period of time.

                        To the extent the weighted average net mortgage rate of the mortgage loans (after taking into account any amounts required to be deposited in the final maturity reserve fund) is paid to the Class A Certificates or Class M Certificates, the difference between that weighted average net mortgage rate (after taking into account any amounts required to be deposited in the final maturity reserve fund), adjusted to an actual over 360-day rate, and One-Month LIBOR plus the related margin will create a shortfall that will carry forward with interest thereon. Any resulting shortfall will generally be payable only from excess cash flow, to the extent available for that purpose, as described in this prospectus supplement. These shortfalls may remain unpaid on the optional termination date or on the final distribution date. Also, in this situation, the amount of excess cash flow from the mortgage loans may be substantially reduced, although any payments received by the trust under the yield maintenance agreement will be distributed as part of excess cash flow as and to the extent described under "Description of the
                        Certificates--Excess         Cash        Flow        and
                        Overcollateralization" in this prospectus supplement. The yield maintenance agreement terminates after the distribution date in October 2011.

                        See  "Summary--Credit  Enhancement"  and "Description of
                        the   Certificates--Allocation   of   Losses"   in  this
                        prospectus  supplement.

        (c) The definition "BASIS RISK SHORTFALL" under the heading "Description of the Certificates Glossary of Terms" that appears on page S-54 of the preliminary prospectus supplement is hereby deleted and replaced in its entirety with the following:

               BASIS RISK SHORTFALL--With respect to each class of the Class A Certificates and Class M Certificates and any distribution date on which the Net WAC Cap Rate is used to determine the Pass-Through Rate of that class of the Class A Certificates or Class M Certificates, an amount equal to the excess of (x) Accrued Certificate Interest for that class of the Class A or Class M Certificates calculated at a rate equal to One-Month LIBOR plus the related Margin over (y) Accrued Certificate Interest for that class of the Class A Certificates or Class M Certificates calculated using the Net WAC Cap Rate.

        (d) The definition "PASS-THROUGH RATE" under the heading "Description of the Certificates Glossary of Terms" that appears on page S-61 of the preliminary prospectus supplement is hereby deleted and replaced in its entirety with the following:

               PASS-THROUGH RATE-- With respect to the Class A Certificates and Class M Certificates, the lesser of (i) One-Month LIBOR plus the related Margin for any distribution date and (ii) the Net WAC Cap Rate. The Pass-Through Rate on the Class A Certificates and Class M Certificates for the current and immediately preceding Interest Accrual Period may be obtained by telephoning the trustee at (877) 722-1095.

        (e) The section entitled "PASS-THROUGH RATES" under the heading "Yield and Prepayment Considerations Pass-Through Rates" that appears on page S-80 of the preliminary prospectus supplement is hereby deleted and replaced in its entirety with the following:

        PASS-THROUGH RATES

               The yields to maturity on the offered certificates will be affected by their Pass-Through Rates. The Class A Certificates and Class M Certificates may not always receive interest at a rate equal to One-Month LIBOR plus the related Margin. If the Net WAC Cap Rate is less than One-Month LIBOR plus the related Margin, the Pass-Through Rate on the Class A Certificates or Class M Certificates, as applicable, will be limited to the Net WAC Cap Rate. Thus, the yields to investors in the Class A Certificates and Class M Certificates will be sensitive to fluctuations in the level of One-Month LIBOR and will be adversely affected by the application of the Net WAC Cap Rate. Therefore, the prepayment of the mortgage loans with higher mortgage rates may result in lower Pass-Through Rates on the Class A Certificates and the Class M Certificates. In addition, if prepayments on the mortgage loans occur at a rate slower than anticipated the yield maintenance agreement may not provide sufficient funds to cover such shortfalls with respect to the Class A Certificates and the Class M Certificates because the Yield Maintenance Agreement Notional Balance may be lower than the outstanding principal balance of the mortgage loans. If on any distribution date the application of the Net WAC Cap Rate results in an interest payment lower than One-Month LIBOR plus the related Margin on the Class A Certificates or Class M Certificates during the related Interest Accrual Period, the value of the Class A Certificates or Class M Certificates may be temporarily or permanently reduced.

               Investors in the Class A Certificates and Class M Certificates should be aware that some of the mortgage loans have adjustable interest rates. Consequently, the interest that becomes due on these mortgage loans during the related due period will be sensitive to changes in the related indices and may be less than interest that would accrue on the Class A Certificates and the Class M Certificates at the rate of One-Month LIBOR plus the related Margin. In a rising interest rate environment, the Class A Certificates and the Class M Certificates may receive interest at the Net WAC Cap Rate for a protracted period of time. In addition, in this situation, there would be little or no Excess Cash Flow, other than any payments received by the trust under the yield maintenance agreement, if any to cover losses and to restore overcollateralization.

               To the extent the Net WAC Cap Rate is paid on the Class A Certificates or Class M Certificates, the difference between the Net WAC Cap Rate and One-Month LIBOR plus the related Margin will create a shortfall that will carry forward with interest thereon. This shortfall will only be payable from Excess Cash Flow. These shortfalls may remain unpaid on the Optional Termination Date and final distribution date.

        This   preliminary   supplement  may  be  used  to  offer  or  sell  the
certificates offered hereby only if accompanied by the preliminary prospectus supplement and prospectus.

        Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, for ninety days following the date of the final prospectus supplement, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus, such delivery requirement generally may be satisfied through the filing of the prospectus supplement and prospectus with the Securities and Exchange Commission.

RBS PLACECITYGREENWICH CAPITAL                             GMAC RFC SECURITIES
                     (Joint Lead Managers and Book Runners)

 BEAR, STEARNS & CO. INC.                                  CREDIT SUISSE
                                  (Co-Managers)